Exhibit 99.1


                                     MEDIA CONTACT:    Kelly Maicon
                                                       203.743.8575

                                    INVESTOR CONTACT:  Peg Lupton
                                                       203.743.8234


                   ETHAN ALLEN ANNOUNCES PLANS TO CONSOLIDATE
                           THREE MANUFACTURING PLANTS


DANBURY,  CT (FEBRUARY 20, 2003) -- Ethan Allen Interiors Inc.  (NYSE:ETH)  (the

"Company")   today  announced   plans  to  consolidate   three  of  its  smaller

manufacturing  facilities.  The plants are located in Dudley, MA; Mayville,  NY;

and Union City, PA.  The consolidations  impact 584 employees and 554,300 square feet of manufacturing  space.  Ethan Allen's 14 other manufacturing  plants will absorb most of the production from these facilities.



Farooq Kathwari,  Chairman and CEO, commented,  "Over the last several years, we have made substantial  investments to expand capacity and increase efficiency in our major  manufacturing  facilities.  This consolidation will enable us to take advantage  of  these  improvements  and  continue  to  strengthen  and  grow our business. We sincerely regret the impact on many of our employees who have had a long association with the company.  For the overall  long-term  viability of the

Company,  we have to make these  difficult  decisions.  We believe this strategy allows us to focus on manufacturing our products in the most suitable plants, in the U.S. or overseas,  and gives us the  opportunity to operate our remaining 14

U.S. facilities more efficiently."
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The Company will record an after tax restructuring and impairment charge between

$7.5 and $9.0 million,  or $0.20 to $0.23 per share,  the majority of which will be non-cash.  Most of the impact on earnings is expected to be in the  Company's third fiscal quarter ended March 31, 2003.



Ethan  Allen  Inc.,  a  leading   manufacturer  and  retailer  of  quality  home

furnishings, sells a full range of products through an exclusive network of more than 300 stores.  Stores are located in the United States,  Canada,  Mexico, and overseas. The Company is vertically integrated with manufacturing facilities and sawmills located throughout the United States.



The  discussions  set forth in this press release  should be read in conjunction with the Company's  quarterly report on Form 10-Q for the quarter ended December

31,  2002.  Management's  discussion  in this release  contains  forward-looking statements  relating to future  results of the  Company.  These  forward-looking statements  are  subject to various  assumptions,  risk and  uncertainties,  and accordingly,  actual results could differ materially from those  contemplated by the forward-looking statements.


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